Exhibit 99.1

FOR IMMEDIATE RELEASE

PINNACLE CONTACTS:

Harold Carpenter (investment community)	Nikki Klemmer (news media)
(615) 744-3742	(615)743-6132
https://www.pnfp.com

PINNACLE FINANCIAL PARTNERS ANNOUNCES AGREEMENT TO

MERGE WITH AVENUE FINANCIAL HOLDINGS

Merger brings together the top two community banks in Nashville, Tennessee

Immediately accretive to operating earnings

Webcast to begin at 8:30 a.m. CST

Jan. 29, 2016

Presentation and streaming audio: http://www.pnfp.com

Audio only: 1-877-602-7944

NASHVILLE, TN, Jan. 28, 2016 – Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) (“Pinnacle”) and Avenue Financial Holdings, Inc. (Nasdaq/NGS: AVNU) (“Avenue”) jointly announced today the signing of a definitive agreement for Avenue to merge into Pinnacle. The proposed merger of Avenue with and into Pinnacle has been approved unanimously by each company’s Board of Directors and is expected to close either late in the second quarter or early in the third quarter of 2016. Completion of the transaction is subject to satisfaction of customary closing conditions, including the receipt of required regulatory approvals and the approval of Avenue’s shareholders. Avenue’s bank subsidiary, Avenue Bank, and Pinnacle Bank are expected to merge simultaneously with the merger of the respective parent companies.

Ron Samuels, Avenue’s chairman and chief executive officer, will be named vice chairman of Pinnacle’s board of directors once the acquisition is consummated. He will serve on Pinnacle’s Senior Leadership Team and will report to Pinnacle’s president and chief executive officer, M. Terry Turner.

Samuels will be responsible for continuing Avenue’s development of a national franchise focused on the music industry as well as ensuring that Avenue’s history of strong growth continues in the combined firm.

Under the terms of the merger agreement, Avenue shareholders will receive 0.36 shares of Pinnacle’s common stock and $2.00 in cash for every Avenue share. All fractional shares will be cashed out based on the average 10-day closing price of Pinnacle common stock as of the closing. Additionally, Avenue’s outstanding stock options will be fully vested upon consummation of the merger pursuant to Avenue’s stock option plan, and all outstanding Avenue options that are unexercised prior to the closing will be cashed out at $20 per share. At closing, and assuming all outstanding Avenue options are cashed out as of the merger date, Avenue shareholders will own approximately 8.1 percent of the combined firm on a fully diluted basis.

The transaction is currently valued at approximately $201.4 million based on Pinnacle’s 10-day average closing price through Jan. 28, 2016, and is comprised of stock consideration of approximately 3.7 million shares of PNFP common stock and $23.2 million in cash. In addition to the merger consideration, Pinnacle will assume $20.0 million of subordinated debt previously issued by Avenue.

“Both we and Pinnacle have been committed to the idea that Nashville deserves a large and impactful local bank. Bringing Nashville’s two best locally owned banks together is a fabulous thing for this city,” Samuels said. “By joining forces, Pinnacle and Avenue can grow faster and more efficiently, realize more value for our shareholders and provide a broader array of banking services to the client base than we could as independent firms. Since Avenue’s founding in 2006 we have focused on offering sophisticated services to Middle Tennessee’s businesses and their owners with a personal touch, and we will continue that tradition with Pinnacle.”

The combination of Pinnacle and Avenue provides many opportunities to both companies’ shareholders, including:

•

Deposit market share growth in one of the nation’s best banking markets, Nashville, Tennessee. To achieve Pinnacle’s vision of building a $13-15 billion bank in the state’s four largest markets, the firm needs to achieve a top three market share in each of those markets with a goal to be No. 1 in the Nashville MSA. Pinnacle and Avenue had a combined $5.3 billion in deposits on the most recent FDIC Summary of Deposits, narrowing the gap with No. 3 SunTrust at $5.9 billion.

•	Complementary cultures and similar strategies. Both firms have been named in the top five “Best Banks to Work For” in the United States for the past two years. This focus on work environment has allowed Avenue to recruit high performing financial professionals who will prosper in the combined firm. The two companies also focus on businesses and their owners, with Avenue specializing in several key industry segments, including music and entertainment, healthcare, commercial real estate and not-for-profit organizations.

•	Impact to Pinnacle’s operating earnings and tangible book value. Assuming a mid-year closing of the transaction, a late third quarter 2016 technology conversion and excluding the impact of merger-related expenses, expectations are that the financial results for the remainder of 2016 will be modestly accretive by 1.3 percent to Pinnacle’s fully diluted earnings per share, while 2017 fully diluted earnings per share should be impacted positively by approximately 4.2 percent. The firm anticipates that Pinnacle’s tangible book value per share will be diluted by 1.0 percent as of the merger date with an earn-back period of approximately two years. The firm anticipates that once the technology conversion has occurred that approximately 40 percent of Avenue’s expense base will be eliminated. The expectations noted above also consider the impact of the firm’s total assets exceeding $10 billion post-merger.

•	Excellent credit quality from both institutions. Both firms believe that one of the principal determinants of a financial institution’s ability to provide long-term shareholder value is a track record of excellent credit quality. At year end 2016, the pro forma firm would have reported a ratio of nonperforming assets to total loans and other real estate of 0.51 percent.

“In our march to dominate the four urban markets in Tennessee, we have said for some time that we would be seeking in-market merger opportunities. This merger is consistent with Pinnacle’s strategy to grow rapidly and become the dominant bank in the commercial banking and affluent consumer segments in Nashville,” Pinnacle CEO Turner said. “Avenue’s success can be attributed to the team assembled by its senior leadership, its experienced financial services professionals and the culture they have created. My personal admiration for Ron Samuels goes back to our involvement in Leadership Nashville in the early ’90s, and I am very excited that we are now on the same team.”

Avenue had approximately $1.162 billion in total assets, $865.3 million in loans and $969.6 million in deposits as of Dec. 31, 2015 and currently operates a corporate headquarters and four retail locations in Nashville. During the fourth quarter of 2015, Avenue recorded loan growth of $34.9 million, or an annualized linked-quarter increase of 16.8 percent over its third quarter ending balances. Avenue also recorded deposit growth of $68.8 million, or an annualized linked-quarter increase of 30.6 percent over its third quarter ending balances.

Avenue’s tangible book value per common share approximated $8.91 per common share as of Dec. 31, 2015, and the firm recorded fourth quarter 2015 net income per fully diluted share of $0.21 per common share, a 16.7 percent increase over the third quarter. Avenue’s return on average assets for the fourth quarter of 2015 was 0.75 percent, compared to 0.65 percent in the third quarter.

Pinnacle, with 44 offices in Nashville, Knoxville, Memphis and Chattanooga, reported total assets of $8.7 billion and total deposits of nearly $7.0 billion as of Dec. 31, 2015.

Because Pinnacle and Avenue offices are in similar locations, the firms anticipate that Avenue’s Cool Springs, Cummins Station and West End offices will be consolidated into Pinnacle offices. Pinnacle plans to close its Green Hills office and consolidate into Avenue’s space.

Upon consummation of the merger, Kent Cleaver, Avenue’s president and chief operating officer, will become a member of Pinnacle’s Senior Leadership Team along with Samuels and will be responsible for a team of commercial and private relationship bankers. Andy Moats, Avenue’s chief credit officer and bank group director, will work with Samuels to develop a nationwide music vertical for the combined firm and will join Pinnacle’s Leadership Team.

In addition to Samuels, three Avenue directors and long-time members of Nashville’s business community are expected to be appointed to the combined firm’s board of directors after the merger closes: Marty Dickens, former regional executive with AT&T, David Ingram, CEO of Ingram Entertainment, and Joe Galante, former chairman of Sony Music, Nashville.

“Avenue has built a strong bank that closely follows the Pinnacle model: to create an engaging culture so associates provide distinctive service to clients, thereby generating high profitability for shareholders,” Pinnacle Chairman Robert A. McCabe Jr. said. “Their directors have played an influential role in Avenue’s success, and we expect that Ron, Marty, David and Joe will make significant contributions to Pinnacle’s board.”

Systems conversions are scheduled to be completed during the third or fourth quarter of 2016. Until that time, Avenue will continue to operate under its current brand as a division of Pinnacle Bank once the merger is consummated.

Sandler O’Neill + Partners, L.P. served as financial advisor to Pinnacle, and Bass, Berry & Sims PLC was Pinnacle’s legal advisor. Keefe, Bruyette & Woods acted as financial advisors to Avenue, and Bradley Arant Boult Cummings was Avenue’s legal advisor.

In connection with the proposed acquisition of Avenue, Pinnacle will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of Pinnacle common stock to be issued to the shareholders of Avenue.

Pinnacle will host a webcast conference call to discuss the definitive agreement and other aspects of the business combination at 8:30 a.m. CST on Friday, Jan. 29, 2016. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle’s website at www.pnfp.com.

For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle’s website at www.pnfp.com for 90 days following the presentation.

About Pinnacle

Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. Pinnacle’s focus begins in recruiting top financial professionals. The American Banker recognized Pinnacle as the third best bank to work for in the country in 2015.

The firm began operations in a single downtown Nashville location in October 2000 and has since grown to more than $8.7 billion in assets at Dec. 31, 2015. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in the state’s four largest markets, Nashville, Memphis, Knoxville and Chattanooga, as well as several surrounding counties.

Additional information concerning Pinnacle, which is included in the NASDAQ Financial-100 Index, can be accessed at www.pnfp.com.

About Avenue Financial Holdings, Inc.

Avenue Financial Holdings, Inc., headquartered in Nashville, Tennessee, was formed as a single-bank holding company in 2006 and operates primarily through its subsidiary, Avenue Bank. The Company’s operations are concentrated in the Nashville MSA, with the vision of building Nashville’s signature bank and serving clients who value creativity, expertise and an exceptional level of personal service. Avenue Bank provides a wide range of business and personal banking services, including mortgage loans, with a special emphasis on commercial, private client, healthcare and music & entertainment banking. The Company serves clients through five locations (a corporate headquarters and four retail branches), a limited deposit courier service (mobile branch) for select commercial clients and mobile and online banking services.

Additional Information and Where to Find It

In connection with the proposed merger, Pinnacle Financial Partners, Inc. (“Pinnacle”) intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) to register the shares of Pinnacle common stock that will be issued to Avenue Financial Holdings, Inc.’s (“Avenue”) shareholders in connection with the transaction. The registration statement will include a proxy statement/prospectus (that will be delivered to Avenue’s shareholders in connection with their required approval of the proposed merger) and other relevant materials in connection with the proposed merger transaction involving Pinnacle and Avenue.

INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PINNACLE, AVENUE AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents once they are available through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Pinnacle Financial Partners Inc., 150 3rd Avenue South, Suite 980, Nashville, TN 37201, Attention: Investor Relations (615) 744-3742 or Avenue Financial Holdings, Inc., 111 10th Avenue South, Suite 400, Nashville, TN 37203, Attention: Investor Relations (615) 252-2265.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Pinnacle and Avenue, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Avenue in respect of the proposed merger. Certain information about the directors and executive officers of Pinnacle is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 25, 2015 and its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on March 10, 2015, and its Current Reports on Form 8-K, which were filed with the SEC on June 18, 2015, July 27, 2015, August 5, 2015 and September 3, 2015. Certain information about the directors and executive officers of Avenue is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 30, 2015, its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 30, 2015. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus and other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking including statements about the benefits to Pinnacle and Avenue of the proposed merger transaction, Pinnacle’s future financial and operating results (including the anticipated impact of the merger on Pinnacle’s earnings and tangible book value) and Pinnacle’s and Avenue’s plans, objectives and intentions. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle and Avenue to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized, (2) disruption from the merger with customers, suppliers or employee relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the risk of successful integration of the two companies’ businesses, (5) the failure of Avenue’s shareholders to approve the merger, (6) the amount of the costs, fees, expenses and charges related to the merger, (7) the ability to obtain required governmental approvals of the proposed terms of the merger, (8) reputational risk and the reaction of the parties’ customers to the proposed merger, (9) the failure of the closing conditions to be satisfied, (10) the risk that the integration of Avenue’s operations with Pinnacle’s will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by Pinnacle’s issuance of additional shares of its common stock in the merger and (13) general competitive, economic, politics of and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K or Avenue’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with or furnished to the SEC and available on the SEC’s website at http://www.sec.gov. Pinnacle and Avenue disclaim any obligation to update or revise any forward-looking statements contained in this release which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

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Pinnacle Financial Partners and Avenue Financial Holdings

Merger Fact Sheet

Jan. 28, 2016

Anticipated Size at Closing (Projected for third quarter 2016)

•	More than $10 billion in assets

•	Pinnacle – $8.7 billion (as of Dec. 31, 2015)

•	Avenue – $1.162 billion (as of Dec. 31, 2015)

•	Second-largest bank holding company headquartered in Tennessee

•	Fourth-largest market share in the Nashville-Davidson-Murfreesboro MSA

Current Offices	Associates as of 12/31/15	Trading Symbols
• Pinnacle: 44	• Pinnacle: 1,091	• Pinnacle: PNFP (Nasdaq/NGS)
• Avenue: 4	• Avenue: 147	• Avenue: AVNU (Nasdaq/NGS)

County	Pinnacle	Avenue
Anderson	1
Bedford	1
Blount	1
Bradley	1
Cheatham	1
Davidson	9	4*
Dickson	1
Hamilton	1
Knox	6
Rutherford	8
Shelby	5
Sumner	1
Wilson	4
Williamson	4

*	The firms anticipate that Avenue’s Cool Springs, Cummins Station and West End offices will be consolidated into Pinnacle offices. Pinnacle plans to close its Green Hills office and consolidate into Avenue’s space.

Websites

•	Pinnacle: https://www.pnfp.com
•	Avenue: https://avenuenashville.com